Exhibit (a)(4)

                           Offer to Purchase for Cash
             Up to 1,000,000 6 5/8% Convertible Preferred Securities
                   Beneficial Unsecured Convertible Securities
                      (Including the Associated Guarantee)

                                       of

                              TIMET Capital Trust I

                                       at

                             $10.00 Net Per Security

                                       by

                                   Valhi, Inc.

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                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                          EXPIRE AT 12:00 MIDNIGHT, NEW
                         YORK CITY TIME, ON MONDAY, JUNE
                          2, 2003, UNLESS THE OFFER IS
                                    EXTENDED.
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                                                                     May 5, 2003

To Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

         Valhi, Inc., a Delaware corporation ("Purchaser"), has offered to purchase up to 1,000,000 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities, liquidation preference $50 per security (the "Securities"), which represent undivided beneficial ownership interests in the assets of TIMET Capital Trust I, a Delaware statutory business trust (the "Trust"), at a purchase price of $10.00 per Security, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 5, 2003 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Securities include the associated guarantee by Titanium Metals Corporation, a Delaware corporation ("TIMET"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Securities registered in your name or in the name of your nominee.

         THE OFFER IS CONDITIONED UPON THE CONDITIONS SET FORTH IN "SECTION 11. CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE.

         For your information and for forwarding to your clients for whom you hold Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

         1.       Offer to Purchase dated May 5, 2003;

         2. Letter of Transmittal for your use in accepting the Offer and tendering Securities and for the information of your clients;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the Securities and all other required documents are not immediately available or cannot be delivered to Computershare Trust Company of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

         4. A letter that may be sent to your clients for whose accounts you hold Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         6.       Return envelope addressed to the Depositary.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 2, 2003, UNLESS THE OFFER IS EXTENDED.

         In all cases, Purchaser will pay for Securities tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of
(i) certificates evidencing such Securities or timely confirmation of a book-entry transfer of such Securities into the Depositary's account at The Depository Trust Company, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

         If holders of Securities wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Securities" of the Offer to Purchase.

         Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and Innisfree M&A Incorporated (the "Information Agent"), as described in the Offer to Purchase) in connection with the solicitation of tenders of Securities pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Securities to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover page of the Offer to Purchase.

         Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                                     Very truly yours,

                                                     VALHI, INC.

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, TIMET, THE TRUST, THE
INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.